EXHIBIT 4.1
PROSPECTUS

                    IPALCO ENTERPRISES, INC.

     Automatic Dividend Reinvestment and Stock Purchase Plan
                        _________________

     The Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan") of IPALCO Enterprises, Inc. ("IPALCO") provides a simple and convenient method for record holders (as defined in the Plan) of IPALCO's Common Stock and employees to purchase additional shares of Common Stock either in the form of new issue shares or on the open market, as determined by IPALCO's Board of Directors.

     Participants in the Plan may:

             have dividends on all their shares automatically reinvested;

             have dividends on part of their certificated shares automatically reinvested and receive the remainder of their dividends in cash;

             continue to receive dividends on all certificated shares and invest by making optional cash payments (including employees' payroll deductions) of not less than $25 or more than $5,000 in any calendar month;

             invest both cash dividends and optional cash payments;

             deposit their Common Stock certificates with the Plan for safekeeping;

             direct IPALCO to transfer, at no cost to participants, all or a portion of their whole shares of Common Stock held in the Plan to other persons.

   The purchase price of new issue shares of Common Stock will be the average of the high and low sales prices on the New York Stock Exchange Composite Tape on the Investment Date (as defined in the Plan). The purchase price of shares purchased on the open market will be the weighted average of the prices of the Common Stock purchased for the Plan during any calendar month, including brokerage commissions.

                        _________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
             TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        _________________


This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

October 29, 1993

   No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus in connection with the offer contained herein and if given or made, such information or representations must not be relied upon as having been authorized by IPALCO Enterprises, Inc. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to or from any persons to whom it is unlawful to make or solicit such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the information herein since the date hereof.
                      ____________________

            IF YOU HAVE QUESTIONS CONCERNING THE PLAN

   Please address all correspondence concerning the Plan to:

        IPALCO Enterprises, Inc.
        Shareholder Services
        Dividend Reinvestment Plan
        P.O. Box 798
        Indianapolis, Indiana  46206

        Telephone Local - 261-8394
        Fax Number - 317-261-8288
        Toll Free - 1-800-877-0153
                      ____________________

                        TABLE OF CONTENTS
                                                                Page
        General Information. . . . . . . . . . . . . . . . . .  3
        Plan of Distribution . . . . . . . . . . . . . . . . .  3
             Introduction. . . . . . . . . . . . . . . . . . .  4
             Purpose . . . . . . . . . . . . . . . . . . . . .  4
             Administration. . . . . . . . . . . . . . . . . .  4
             Participation - General . . . . . . . . . . . . .  5
             Costs . . . . . . . . . . . . . . . . . . . . . .  6
             Purchases . . . . . . . . . . . . . . . . . . . .  7
             Optional Cash Payments. . . . . . . . . . . . . .  8
             Reports to Participants . . . . . . . . . . . . .  8
             Dividends . . . . . . . . . . . . . . . . . . . .  9
             Certificates for Shares . . . . . . . . . . . . .  9
             Partial and Complete Withdrawals. . . . . . . . .  9
             Safekeeping Service . . . . . . . . . . . . . . . 10
             Transfer of Common Stock. . . . . . . . . . . . . 11
             Other Information . . . . . . . . . . . . . . . . 12
             Participation - Employees . . . . . . . . . . . . 14
        Use of Proceeds. . . . . . . . . . . . . . . . . . . . 14
        Incorporation of Certain Documents by Reference. . . . 15
        Experts. . . . . . . . . . . . . . . . . . . . . . . . 16
        Legal Opinions . . . . . . . . . . . . . . . . . . . . 16
        Attachment "A" . . . . . . . . . . . . . . . . . . . . 17

                       GENERAL INFORMATION

   IPALCO Enterprises, Inc. (IPALCO) is a holding company incorporated under the laws of the State of Indiana on September 14, 1983. Pursuant to an Agreement and Plan of Merger, effective December 31, 1983, Indianapolis Power & Light Company (the "Company") became a subsidiary of IPALCO and all Common Stock of the Company outstanding on December 31, 1983 was exchanged for Common Stock of IPALCO, on a share for share basis, and all common shareholders of the Company on that date became common shareholders of IPALCO. The Company is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas, all within the State of Indiana, the most distant point being about forty miles from Indianapolis. It also produces, distributes and sells steam within a limited area in such city. On July 31, 1984, Mid-America Capital Resources, Inc. ("Mid-America") became a wholly-owned subsidiary of IPALCO and functions as a holding company for Mid-America Energy Resources, Inc. which operates a district cooling system in Indianapolis and Cleveland Energy Resources which operates district steam heating and cooling systems in Cleveland, Ohio. The principal executive offices of IPALCO are located at 25 Monument Circle, P.O. Box 1595, Indianapolis, Indiana 46206.

   IPALCO is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Information concerning directors and officers, their remuneration and any material interest of such persons in transactions with IPALCO, is disclosed in proxy statements distributed to shareholders of IPALCO and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy material and other information concerning IPALCO can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60603.


                      PLAN OF DISTRIBUTION

   IPALCO hereby offers record holders of its common stock (the "Common Stock") and its employees (hereinafter defined) the opportunity to purchase shares of Common Stock pursuant to IPALCO's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan").

   The Plan, as hereby amended, was adopted by resolution of IPALCO's Board of Directors on October 26, 1993 to be effective October 29, 1993. The Plan consists of the following 40 numbered questions and answers:

Introduction

 1.     What does the Plan provide?

   The Plan provides the opportunity for all record holders of Common
Stock ("Shareholders") and full time employees (except employees subject to the reporting requirements of Section 16 of the Securities Exchange Act of
1934), of IPALCO and any direct or indirect subsidiary thereof ("Employees"), to have dividends reinvested and/or optional cash payments invested in additional Common Stock to be purchased by the Plan either directly from IPALCO in the form of new issue shares, or on the open market. The determination whether to purchase Common Stock in the form of new issue shares or on the open market shall be made by IPALCO's Board of Directors, at its sole discretion, without notice to participants. Shareholders and Employees may choose one of the following methods of participation:

        (a) reinvest the cash dividends otherwise payable to them on all or a part of the Common Stock registered in their names and on all Common Stock held in the Plan in additional shares of Common Stock;
   or

        (b) continue to receive all of their cash dividends on Common Stock held in their names and purchase Common Stock by making optional cash payments to the Plan of not less than $25 nor more than $5,000 per month; or

        (c) both reinvest cash dividends and make optional cash payments as provided in (a) and (b) above.


Purpose

 2.     What is the purpose of the Plan?

   The purpose of the Plan is to provide Shareholders and Employees with a simple, convenient and relatively inexpensive method of investing cash dividends and/or optional cash payments in Common Stock.


Administration

 3.     Who administers the Plan?

   Indianapolis Power & Light Company as agent for the Plan (the "Agent") will administer the Plan, keep records, send statements of account to participants after each transaction that affects their accounts and perform such other duties as required by the Plan. The Agent will purchase new issue shares of Common Stock from IPALCO on behalf of participants in the Plan. Purchases of Common Stock on the open market also will be made by the Agent on behalf of participants through brokers consistent with applicable securities laws and regulations relating to volume, timing and price of such purchases during any calendar month. All shares purchased by the Agent will be credited to the respective accounts of participants and will be held by and registered in the nominee name of the Agent.

Participation - General

 4.     Who is eligible to participate in the Plan?

   Shareholders and Employees as defined in Question 1 are eligible to participate in the Plan. Any beneficial owner of Common Stock that has shares registered in the name of a broker must become a record holder by having the Common Stock he or she selects for participation in the Plan transferred to his or her own name.

 5.     How do Shareholders and Employees participate?

   Shareholders may become participants in the Plan by signing the Authorization Card and returning it to the Agent. Employees may become participants in the manner set forth in Question 40. An Authorization Card and a return envelope may be obtained by writing to IPALCO Enterprises, Inc., Shareholder Services, Dividend Reinvestment Plan, P.O. Box 798, Indianapolis, Indiana 46206 or by telephoning - 261-8394 for local calls or 1-800-877-0153 for toll free long distance calls.

 6.     When may eligible Shareholders become participants in the Plan?

   Shareholders may join the Plan at any time by completing the Authorization Card and mailing it to the address set forth in Question 5. If the Authorization Card is received on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend, unless the Authorization Card indicates optional cash payments only. (See Question 15.) If the Authorization Card is received after a record date, reinvestment of dividends will begin with the next dividend payment date. Participants should be aware of possible delays in the ordinary course of mail service and should allow for such delays when submitting their Authorization Card.

 7.     What is an Investment Date?

   An Investment Date is that date in each month when optional cash payments and quarterly dividends are invested under the Plan; provided, that when shares are purchased on the open market, the Agent has absolute discretion, consistent with applicable securities laws and regulations as to when, in what amounts and the price at which dividends and optional cash will be used to purchase Common Stock during any calendar month. There is only one Investment Date in each calendar month which will normally be the 15th day of the month. If an Investment Date falls on a day on which the New York Stock Exchange is closed, the Investment Date will be the next following trading day.

   Dividends declared on Common Stock are payable January 15, April 15,
July 15 and October 15 of each year. Optional cash payments normally will be invested on the 15th day of the month, provided such payments are received by the Agent at least five full business days before the Investment Date for that month. Cash payments received less than five full business days before the Investment Date will be invested on the Investment Date for the following month unless earlier investment is possible.

   No interest will be earned or paid on optional cash payments held by the Agent pending investment on an Investment Date.

 8.     What does the Authorization Card provide?

   The Authorization Card specifies the methods by which Shareholders and Employees may elect to participate in the Plan. A separate Authorization Card is required for each account of a Shareholder or Employee. The investment options available are:

   Full Reinvestment -- Reinvest cash dividends payable on all Common Stock registered in the Shareholder's name and on all Common Stock held in the Plan and invest any optional cash payments made by the Shareholder.

   Partial Reinvestment -- Reinvest cash dividends payable on less than all Common Stock registered in the Shareholder's name and on all Common Stock held in the Plan, receive cash dividends on the remaining shares and invest any optional cash payments.

   Optional Cash Only -- Invest only optional cash payments of not less than $25 per month or more than $5,000 per month, although no dividends are being reinvested on shares registered in the Shareholder's name. (See also Question 24)


 9. May participants change their method of participation in the Plan after enrollment?

   Yes, participants may change their method of participation in the Plan after enrollment by selecting one of the other options permitted under Question 8 on a new Authorization Card and signing and returning it to the Agent; provided, the Agent receives the new Authorization Card before the record date for the payment of the next dividend. (See Question 5 as to how Authorization Cards may be obtained.)


Costs

10.     Are any fees or expenses incurred by participants in the Plan?

   Brokerage commissions resulting from open market purchases of Common Stock made by the Agent during any calendar month, will be added to the price per share to determine the number of shares to be purchased from dividends and optional cash payments then available for investment under the Plan. However, there are no brokerage commissions charged to participants when new issue shares of Common Stock are being purchased under the Plan. Also, if a participant withdraws from the Plan and asks the Agent to sell his or her Common Stock held in the Plan (See Question 21), the Agent will deduct the brokerage commission and other charges related to such sale. All costs associated with the administration of the Plan are paid by IPALCO.

Purchases

11.     How many shares of Common Stock will be purchased for a participant?

   The number of shares purchased for each participant on an Investment
Date will depend on (a) whether Common Stock is being purchased from IPALCO as new issue shares or is being purchased on the open market, (b) the total amount of participants' dividends and optional cash payments to be invested,
(c) the price per share of Common Stock on the open market, and (d) the brokerage commissions and other charges incurred in making open market purchases of Common Stock. Each participant's account will be credited as of each Investment Date with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of that participant on that date, divided by the purchase price (plus brokerage commissions and other charges related to open market purchases) of each share of Common Stock determined as provided in Question 12.

   There is no provision in the Plan for participants to order the purchase of a specific number of shares or the purchase of shares at a specified price. Since purchases under the Plan will not necessarily occur on a particular date, a participant does not have the freedom to select more precise timing for purchases.

12. What will be the price per share of Common Stock purchased under the Plan?

   The price per share of new issue shares of Common Stock purchased from IPALCO on any Investment Date will be the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape on the Investment Date. In determining the purchase price, fractional cents will be rounded to the next whole one-tenth of a cent. The high and low sale prices on the Composite Tape normally will be published in The Wall Street Journal on the first business day following an Investment Date.

   The price per share of Common Stock purchased on the open market for any calendar month will be the weighted average of the prices paid by the Agent for the Common Stock purchased during the month, plus brokerage commissions.

13.     When will shares of Common Stock be purchased under the Plan?

   Dividends will be reinvested on the Investment Date in the month dividends are payable. Optional cash payments received by the Agent at least five full business days before an Investment Date will be invested in Common Stock in the month of receipt on the Investment Date for that month. Optional cash payments received after such time will be applied to the purchase of Common Stock on the next Investment Date. Under no circumstances will interest be paid on optional cash payments held by the Agent for investment. (See Question 7 for Investment Dates).

Optional Cash Payments

14.     How does the cash payment option work?

   Optional cash payments received from participants at least five full business days before an Investment Date will be used to purchase Common Stock on the Investment Date at the price determined under Question 12. If participants wish to participate only through the investment of optional cash payments, they must select that method of participation on the Authorization Card. However, all dividends payable on shares purchased with optional cash payments and held in a participant's Plan account will be reinvested automatically in additional shares of Common Stock.

15.     How are optional cash payments made under the Plan?

   Optional cash payments may be made by participants each month
(however, see Question 40 regarding Employees). Optional cash payments cannot be less than $25 nor more than $5,000 per month. Such cash payments will be acknowledged by the Agent in the regular statement of account prepared by the Agent. If the Agent receives payments totaling more than $5,000 per month from a participant, the amount by which those payments exceed $5,000, or if in one check, the entire amount, will be returned to the participant. A participant may prevent investment of an optional cash payment scheduled for the next Investment Date if the Agent is requested, at least five full business days before that Investment Date, to return such payment to the participant.

   Any optional cash payment may be made by a participant when enrolling in the Plan by enclosing with the Authorization Card a check or money order payable to the order of IPALCO Enterprises, Inc. Thereafter, optional cash payments may be made through the use of the cash payment forms sent to participants by the Agent as a part of the statement of account. The same amount of money need not be sent each month, and there is no obligation to make an optional cash payment each month or any other time. Participants who elect to make optional cash payments under the Plan must make such payments in lawful money of the United States of America.

16. Will interest be paid by the Agent on any optional cash payments made under the Plan?

   No, interest will not be paid by IPALCO or the Agent on any optional cash payments held for investment under the Plan. Therefore, it is suggested that any optional cash payments participants desire to make be sent so as to reach the Agent as nearly as possible to, but not later than, five full business days before the Investment Date. Participants should be aware that delays in the ordinary course of mail service do occur. So please allow for such delays when making optional cash payments.


Reports to Participants

17.     What kind of reports will be sent to participants in the Plan?

   Each participant in the Plan will receive a statement of account after completion of each transaction affecting such account, showing the Investment Date, the amounts invested, the purchase price of the Common Stock, the number of shares purchased, and other relevant information, including information required by Section 6042 of the Internal Revenue Code of 1986, as amended. All statements of accounts for any calendar year will have been sent to each participant before the end of that calendar year. Each statement of account normally will be sent within one week after the Investment Date on which an investment occurred. In addition, participants will receive copies of the same communications sent to all holders of Common Stock, including IPALCO's interim and annual reports to shareholders and annual meeting materials.


Dividends

18. Are dividends payable on fractional interests credited to a participant's Plan account?

   Yes, cash dividends on any fractional interest in a share of Common Stock credited to a participant's account are automatically reinvested in additional shares of Common Stock and credited to that account.


Certificates for Shares

19.     Will certificates be issued for shares of Common Stock purchased?

   Certificates for shares of Common Stock purchased under the Plan will be issued out of a participant's account only upon written request. A form on the reverse side of the statement of account may be used for that purpose. However, certificates for fractional interest in shares will not be issued under any circumstances but will be paid in cash upon withdrawal or termination from the Plan. A statement of account will be provided not less than quarterly to each participant which will show, among other things, the number of shares held by the participant in his or her Plan account.

   Shares credited to the account of a participant under the Plan may not be pledged. Participants who wish to pledge their Common Stock must request that such shares be withdrawn from the Plan and that certificates be issued in the participant's name.

20.     In whose name will certificates be registered when issued?

   Certificates will be registered and issued in the same name shown on the participant's Plan account, unless otherwise requested (See Questions 29-31).


Partial and Complete Withdrawals

21.     How can a participant withdraw from the Plan?

   A participant may make a partial or a complete withdrawal from the Plan by submitting the form provided on the reverse side of the statement of account or otherwise notifying the Agent, in writing, . . .

   (a)  To effect a partial withdrawal,

          (i) by issuing one or more stock certificates for all whole shares but keeping the fractional share in the Plan; or


         (ii) by issuing one or more stock certificates for a part of the whole Plan shares; or

        (iii)     by selling a part of the whole Plan shares; or

   (b) To effect a complete withdrawal and termination of participant's account,

          (i) by issuing a stock certificate for all whole Plan shares and sell the fractional share; or

         (ii) by selling all whole Plan shares and the fractional share.

22.     When will a participant's request for withdrawal be processed?

   Partial and complete withdrawals normally will be processed within five business days after the Agent receives a request. Proceeds from any sale of shares, less brokerage commissions, will be remitted to a participant following settlement through a broker (normally five business days after the sale). Any withdrawal request received on or after an ex-dividend date (four business days before record date) will not be processed until after the dividend relating to that record date has been reinvested.

23.     Can a Shareholder reenter the Plan after a withdrawal?

   Shareholders who partially withdraw from the Plan continue to have a Plan account.

   Shareholders who completely withdraw from the Plan and terminate their account must have certificated shares of Common Stock and have filed an Authorization Card with the Agent before they can resume participation.

24. May a participant discontinue reinvestment of dividends on certificated shares without withdrawing from the Plan?

   Yes. A participant who wishes to discontinue the reinvestment of dividends on certificated shares of Common Stock may do so without withdrawing from the Plan by simply changing his or her method of participation in the Plan to optional cash only, as specified in Question
9. However, reinvestment of dividends on shares held in the Plan will continue unless the participant completely withdraws from the Plan and terminates his or her Plan account.


Safekeeping Service

25.     What is the Plan's Safekeeping Service and how does it work?

   The Plan's Safekeeping Service allows Plan participants to transfer certificated shares of Common Stock to the Agent for safekeeping. Shares deposited for safekeeping will be held in the name of the nominee of the Agent and credited to participant's account under the Plan. Thereafter, those shares will be treated the same way as other shares held in the Plan.

26.     What are the advantages of the Plan's Safekeeping Service?

   The Plan's Safekeeping Service offers two significant advantages to participants. First, the risk associated with loss of a participant's certificated shares is eliminated. Second, because certificated shares deposited with the Plan for safekeeping are treated the same way as other shares held in the Plan, they may be sold through the Plan in a convenient and efficient manner, provided they have been on deposit with the Agent for at least 60 days.

27. How may certificated shares of Common Stock be deposited with the Plan?

   A participant who wishes to deposit certificated shares of Common
Stock with the Plan must complete and return to IPALCO a letter of transmittal substantially in the form of Attachment A hereto, together with the Common Stock certificates registered in his or her name. Participants are urged to send stock certificates by certified mail, return receipt requested.

28. What happens to dividends paid on shares of Common Stock deposited with the Plan?

   Dividends paid on certificated shares of Common Stock deposited with the Plan will be reinvested automatically in additional shares of Common Stock until they are withdrawn from the Plan.


Transfer of Common Stock

29. May participants assign or transfer all or a part of their Plan shares?

   Yes. If a participant wishes to change the ownership of all or part of his or her Common Stock held in the Plan, a transfer may be made by mailing a properly executed stock power, together with a letter of instruction, to IPALCO at the address shown under Question 5. Transfers of less than all of a participant's shares must be made in whole shares. A request to transfer shares held in the Plan is subject to the same requirements that are applicable to the transfer of any certificated shares of Common Stock, including, without limitation, the requirement of a signature guarantee on the stock power. IPALCO will provide participants with a form of stock power upon request.

30. If Common Stock held in the Plan is transferred to another person, will IPALCO issue a stock certificate to the transferee?

   Not unless requested by the participant.  (See also Questions 19 and
20) A new Plan account will be opened in the name of the person to whom the shares are transferred. An Authorization Form and Plan prospectus will be mailed to such person as a new shareholder and any dividends paid on the new account automatically will be reinvested.

31.     How will the new shareholder be advised of the transfer?

   IPALCO will provide the participant who requested the transfer and the new shareholder with a statement of account to confirm establishment of the new account and reflect current transactions.


Other Information

32. If IPALCO has a stock dividend or stock split, how will the Common Stock held in the Plan be affected?

   Any shares of Common Stock distributable by IPALCO as a stock dividend or a stock split on shares of Common Stock credited to a participant's account under the Plan as of the record date for such stock dividend or stock split will be credited to that account under the Plan.

33. If IPALCO has a rights offering, how will the rights on Common Stock held under the Plan be handled?

   In a rights offering, the entitlement of each participant will include any shares of Common Stock credited to the participant's account under the Plan as of the record date. Rights applicable to Common Stock credited to a participant's account under the Plan as of such record date will be sold by the Agent as soon as practicable. The proceeds from such sale will be considered an optional cash payment of the participant and treated accordingly.

34.     What are the responsibilities of IPALCO and the Agent under the Plan?

   IPALCO and the Agent, in administering the Plan and in performing their respective functions, shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising, or alleged to have arisen, out of the failure to enroll an applicant, reinvest dividends, invest optional cash payments or terminate a participant's account under the Plan.

   Participants should recognize that IPALCO cannot assure them of a profit or protect them against a loss on the value of shares of Common Stock purchased or deposited by them under the Plan.

35.     How will a participant's shares be voted at meetings of shareholders?

   For each meeting of shareholders, participants in the Plan will receive a proxy/instruction card enabling them to vote all shares registered in their respective names, including those shares credited to participants' accounts under the Plan.

36. What are the Federal income tax consequences of participation in the Plan?

   A participant will be treated for Federal income tax purposes as having received, on the dividend payment date, dividends equal to the total amount of the cash dividends payable on all Common Stock held by participants, whether held in or outside the Plan.

   Participants will not realize any taxable income at the time shares are withdrawn from their Plan accounts. However, participants who receive, upon withdrawal from the Plan, a cash payment for Plan shares (including fractional shares) may realize a gain or a loss. Gains or losses may also be realized by participants when shares are sold by them under the Plan.
The amount of such gains or losses, if any, will be the difference between the amounts which participants receive for their shares and their tax basis. Except in the case of participants who excluded reinvested dividends from taxable income during the years 1982 through 1985 (see below), the tax basis for shares purchased with reinvested dividends will equal the fair market value of such shares on the dividend payment dates as of which the shares were credited to participants' accounts. The tax basis of shares purchased with optional cash payments will be the amount of such optional cash payments.

   Gain or loss from the sale of the shares will be treated as long-term capital gain or loss if it was held for more than one year. Any gain or loss other than long-term capital gain or loss will be treated as short-term capital gain or loss. The present maximum federal long-term capital gain rate is 28%.

   During the years 1982 through 1985, participants were eligible to elect to exclude from taxable income up to $750 of reinvested dividends per year ($1,500 for a joint return). The tax basis of shares purchased with such excluded dividends is zero for the purpose of determining taxable gain when the shares are sold. The gain from the sale for those shares qualifies for long-term capital gain treatment if the shares are held for more than one year from the dividend payment date on which they were purchased. However, if other Common Stock (regardless of how acquired) is sold between the record date of a reinvested dividend and a date that is 12 months after the payment date for that dividend, the sale is treated as though participants disposed of shares which were purchased with such dividend (up to the number of shares so purchased) and the net proceeds from the sale of such shares will be treated as ordinary income.

37. What provision is made for foreign shareholders subject to income tax withholding?

   In the case of foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to be reinvested. The statements of account confirming purchases made for foreign participants will indicate the net dividend payment reinvested. Optional cash payments received from them must be in United States dollars.

   The tax information contained in Questions 36 and 37 is provided solely as a guide to participants, and may be subject to change by future legislation. Participants are advised to consult their own tax advisors as to the federal and state income tax effects of participation in the Plan.

38.     May the Plan be amended or terminated?

   IPALCO reserves the right to amend, suspend, modify or terminate the Plan at any time. All participants will receive notice of any such amendment, suspension, modification or termination. Upon termination of the Plan, certificates for whole shares credited to a participant's account under the Plan will be issued and a cash payment will be made for any fractional interest in shares as provided in Question 21. The Agent reserves the right to resign at any time upon advanced written notice to IPALCO.

39.     Who interprets the Plan?

   IPALCO will interpret and regulate the Plan and any agreement pertaining thereto, which interpretation and regulation shall be conclusive.



Participation - Employees

40.     How can Employees participate in the Plan?

   Employees who have Common Stock registered in their name may become
Plan participants in the same way as Shareholders, except that they also may select payroll deduction as a means of making optional cash payments.

   Employees who do not have Common Stock registered in their names are eligible to enroll in the Plan immediately, by completing an Authorization Card and returning it to the Agent with an optional cash payment of not less than $25 or more than $5,000. Once Employees become Plan Participants, they may make optional cash payments either directly to the Agent or indirectly through payroll deductions. Plan provisions that apply generally to optional cash payments also apply to optional cash payments made through payroll deductions. (See Questions 14 - 16)

   Employees who desire to make optional cash payments through payroll deductions must complete a Payroll Deduction Card and return it to the Agent. Employees who, thereafter, desire to discontinue optional cash payments through payroll deductions, are responsible for advising the Payroll Department to cease making such deductions from their pay.

   Except as otherwise provided in this Question 40 or otherwise specifically expressed in the Plan, once Employees become participants in the Plan they are considered Shareholders and, as such, are subject to all other terms and conditions of the Plan.


                         USE OF PROCEEDS

   The proceeds to be received by IPALCO from the sale of new issue shares of Common Stock offered hereby, after payment of the expenses incurred in the administration of the Plan, will be placed in IPALCO's treasury and used to meet current expenditures and for investment. IPALCO has no basis for estimating either the number of new issue shares of Common Stock (if any) that may be purchased under the Plan or the prices at which such shares will be purchased.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934:

        IPALCO's Annual Report on Form 10-K for the year ended December
        31, 1992.

        IPALCO's Quarterly Reports on Form 10-Q for the Quarters ended March 31, 1993 and June 30, 1993.

        IPALCO's definitive proxy statement, dated March 24, 1993, filed pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with the annual meeting of its shareholders held April 21, 1993.

        IPALCO's Forms 8-K dated March 15, 1993, August 5, 1993, August 18, 1993, and August 23, 1993, relating to its exchange offer to shareholders of PSI Resources, Inc. and the termination thereof.

   All documents filed by IPALCO with the Securities and Exchange
Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by referenced herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   IPALCO hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been provided, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Shareholder Services, Dividend Reinvestment Plan, P.O. Box 798, Indianapolis, Indiana 46206.


                             EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                         LEGAL OPINIONS

   The legality of the Common Stock has been passed upon for IPALCO by Barnes & Thornburg, 11 South Meridian Street, 1313 Merchants Bank Building, Indianapolis, Indiana 46204.

                 ATTACHMENT "A"


                      LETTER OF TRANSMITTAL

                       (Re:  Safekeeping)







IPALCO Enterprises, Inc.
Attention:  Shareholder Services
P. O. Box 798
Indianapolis, Indiana  46206-0798


   Enclosed are Common Stock certificate(s) of IPALCO Enterprises, Inc. ("IPALCO") numbered as listed below:

               Common Stock Certificate Number(s)








   I (We) hereby transfer the certificate(s) listed above representing
a total of             shares of IPALCO Common Stock to Indianapolis Power
& Light Company, as Agent for IPALCO's Automatic Dividend Reinvestment and Stock Purchase Plan ("DR Plan"), to hold in DR Plan Account No.
                 . In accordance with the Plan, I (we) understand that the shares deposited in said Account will be treated the same as all other shares held in the DR Plan and that all dividends on such shares will be reinvested automatically without any further authorization by me (us).

                                                   Dated

                                                (X)

                                                (X)







                    IPALCO ENTERPRISES, INC.

                            _________

                       Automatic Dividend

                          Reinvestment

                               and

                       Stock Purchase Plan

                            _________


                       P R O S P E C T U S


                     Dated October 29, 1993

      IPALCO ENTERPRISES, INC.

 25 MONUMENT CIRCLE,  P.O. BOX 1595

 INDIANAPOLIS, INDIANA  46206-1595